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                                                                        Ex-12.01

CITIGROUP, INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                            YEAR ENDED DECEMBER 31,               Six Months
                                                                                                    June 30,
EXCLUDING INTEREST ON DEPOSITS:                     2000     1999     1998     1997     1996     2001     2000
                                                   ------   ------   ------   ------   ------   ------   ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                      23,253   17,764   18,997   17,645   14,776   11,525   10,504
     INTEREST FACTOR IN RENT EXPENSE                  416      292      417      321      299      201      144
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        23,669   18,056   19,414   17,966   15,075   11,726   10,648
                                                   ------   ------   ------   ------   ------   ------   ------
INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   21,143   18,151   11,085   12,305   12,444   11,206   11,255
     OTHER                                             --       --       --       --        1       --       --
     FIXED CHARGES                                 23,669   18,056   19,414   17,966   15,075   11,726   10,648
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               44,812   36,207   30,499   30,271   27,520   22,932   21,903
                                                   ======   ======   ======   ======   ======   ======   ======
RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                  1.89     2.01     1.57     1.68     1.83     1.96     2.06
                                                   ======   ======   ======   ======   ======   ======   ======
INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                              36,638   28,674   30,692   27,299   23,792   17,992   16,524
     INTEREST FACTOR IN RENT EXPENSE                  416      292      417      321      299      201      144
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        37,054   28,966   31,109   27,620   24,091   18,193   16,668
                                                   ------   ------   ------   ------   ------   ------   ------
INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES   21,143   18,151   11,085   12,305   12,444   11,206   11,255
     OTHER                                             --       --       --       --        1       --       --
     FIXED CHARGES                                 37,054   28,966   31,109   27,620   24,091   18,193   16,668
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               58,197   47,117   42,194   39,925   36,536   29,399   27,923
                                                   ======   ======   ======   ======   ======   ======   ======
RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                  1.57     1.63     1.36     1.45     1.52     1.62     1.68
                                                   ======   ======   ======   ======   ======   ======   ======

Note> On November 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests.